Exhibit 99.1
                                                       NEWS RELEASE
                                                       Contact: Ray Link
                                                       Chief Financial Officer
                                                       Sawtek Inc.
                                                       Tel:  407/884-3344
                                                       Fax:  407/886-7061
                                                       E-mail:  rl@sawtek.com
For Immediate Release

                      SAWTEK AND MICROSENSOR SYSTEMS, INC.
                           ENTER INTO LETTER OF INTENT

Orlando, Florida, January 7, 1998 -- Sawtek Inc. (Nasdaq: SAWS) announced today that Microsensor Systems, Inc. has entered into a letter of intent to merge into Sawtek. The contemplated merger is proposed as an exchange of common stock to be accounted for as a pooling-of-interests and is subject to entering into a definitive agreement and satisfaction of customary closing conditions. The amount of Sawtek shares to be exchanged is less than one percent (1%) of the total outstanding.

Microsensor Systems, Inc., a privately-held firm based in Bowling Green, Kentucky, conducts research and development, and designs and manufactures scientific instruments for the chemical sensor market using polymer-coated surface acoustic wave (SAW) devices and other technologies. Its main products include a SAW MINICAD system used for chemical agent detection and the EO Eagle used to detect ethylene oxide emissions in hospitals.

Steven P. Miller, Chairman & CEO of Sawtek Inc., said "the addition of Microsensor Systems, Inc. will greatly enhance and accelerate Sawtek's SAW-based chemical sensor initiative by providing us with a variety of products, a customer base and significant technical expertise."

Sawtek Inc. is a leading supplier of electronic signal processing components based on surface acoustic wave ("SAW") technology. The Company's primary focus is custom designed, high-performance bandpass filters, resonators, delay lines, oscillators and SAW-based subsystems. These products are used in a wide array of microwave and radio frequency systems such as CDMA and GSM-based digital telephone systems, digital microwave radios, wireless local area networks, cable television, and a variety of defense and satellite systems.

Sawtek trades on the Nasdaq National Market under the symbol "SAWS."


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Forward-looking  statements in this release are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this release should be read as being applicable to all related forward-looking statements wherever they appear in this release. The Company's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include the following: the Company's dependence on continuing demand for wireless communications services and CDMA technology, particularly CDMA handset units; economic recessions in the Asia-Pacific region or other geographic areas of the world; dependence on a limited number of customers, which are expected to continue to account for a high percentage of the Company's future net sales; fluctuations in the Company's quarterly results and backlog which may be caused by such factors as product mix changes, price competition, availability of manufacturing capacity, and customer order cancellation or rescheduling; the Company's dependence on its timely development of new or improved SAW products (such as SAW chemical sensors) to meet changing market needs; the risk of competing technologies which could replace or reduce the use of SAW technology for certain applications, as well as other risks as discussed in Sawtek's SEC reports, including Form 10-K filed for fiscal year 1997.